ALPS Advisors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

December 9, 2014

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Real Asset Income Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Management fees” and “Other Expenses” that it is entitled to receive from the Fund.

With respect to the Fund’s Class A, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of Rule 12b-1 fees, shareholder service fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 1.00% for each Class of the Fund through February 29, 2016, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of February 28, 2015 and shall continue at least through February 29, 2016.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Fund will not be obligated to pay any such waived or reimbursed fees and expenses more than thirty-six months after the end of the fiscal year in which the fee was waived or expense reimbursed.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	Chairman and President